Exhibit 16.1

June 2, 2015

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have read Item 4.01 included in the Form 8-K dated May 29, 2015, of AVT, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements relating only to RBSM LLP   contained therein. We have no basis to agree or disagree with other statements of the Company contained therein

Sincerely,

/s/ RBSM LLP

RBSM LLP